As filed with the Securities and Exchange Commission on June 6, 2003.

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADOLOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	700 Pennsylvania Drive Exton, Pennsylvania 19341	31-1429198
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

ADOLOR CORPORATION 2003 STOCK-BASED INCENTIVE COMPENSATION PLAN

ADOLOR CORPORATION AMENDED AND RESTATED 1994 EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Martha E. Manning, Esquire

Senior Vice President and General Counsel

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

(name and address of agent for service)

(484) 595-1500

(Telephone number, including area code, of agent for service)

Copies of all communications to:

James A. Lebovitz, Esquire

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103-2793

(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed maximum aggregate Offering Price	Amount of Registration Fee

Adolor Corporation 2003 Stock-Based Incentive Compensation Plan (“2003 Plan”), Common Stock, par value $.0001 per share	3,500,000 shares	$12.95	(2)	$45,325,000	$3,667

January 13, 2000, Grants under Adolor Corporation Amended and Restated 1994 Equity Compensation Plan (“1994 Plan”), Common Stock, par value $.0001 per share	264,182 shares	$2.25	(3)	$594,410	$49

(1) This Registration Statement registers the offer and/or sale of an aggregate 3,500,000 shares of common stock, par value $.0001 per share, of the registrant (“Common Stock”) currently reserved for issuance under the 2003 Plan and an aggregate 264,182 shares of Common Stock underlying options to purchase Common Stock granted under the 1994 Plan on January 13, 2000 (the “2000 Plan Grant”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereby includes such additional number of shares of Common Stock as are required to prevent dilution from stock splits, stock dividends or similar transactions.

(2) A maximum offering price of $12.95 per share was estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on May 30, 2003, as reported on the National Association of Securities Dealers’ Automated Quotation System National Market.

(3) The maximum offering price of the 264,182 shares of Common Stock granted under the 2000 Plan Grant registered herewith was computed pursuant to Rule 457(h) of the Securities Act based on the actual offering price of the Common Stock granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 will be sent or given to all employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, heretofore filed by Adolor Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement, except as superseded or modified as described herein:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 18, 2003, which contains audited financial statements for the Company.

b.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 14, 2003.

c.	The Registrant’s Report on Form 8-K filed on May 14, 2003.

d.	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-1, dated February 8, 2000, filed pursuant to Section 12 of the Exchange Act.

e.	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other incorporated document subsequently filed, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, Adolor Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Adolor Corporation’s bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law. Adolor Corporation’s certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to Adolor Corporation and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Adolor Corporation, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. Adolor Corporation has obtained a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

4.1	The relevant portions of the Registrant’s Restated Certificate of Incorporation defining the rights of holders of Common Stock (incorporated by reference to Exhibit 3.1 to the Report on Form 10-Q filed by the Registrant on August 14, 2001).

4.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Report on Form 10-K filed by the Registrant on April 2, 2001).

5.1	Opinion of Dechert LLP.

23.1	Independent Auditors’ Consent

23.2	Consent of Dechert LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in Signature Page).

Item 9. Undertakings.

Undertakings required by Item 512(a)

of Regulation S-K

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertakings required by Item 512(b)

of Regulation S-K

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertakings required by Item 512(h)

of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on June 6, 2003.

ADOLOR CORPORATION

By:	/s/ BRUCE A. PEACOCK
Bruce A. Peacock President, Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ MICHAEL R. DOUGHERTY
Michael R. Dougherty Senior Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bruce A. Peacock and Michael R. Dougherty and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre- or post-effective amendments) to this Registration Statement on Form S-8 under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and the date indicated on June 6, 2003.

/s/ BRUCE A. PEACOCK Bruce A. Peacock	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ MICHAEL R. DOUGHERTY Michael R. Dougherty	Senior Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ ELLEN M. FEENEY Ellen M. Feeney	Director

/s/ PAUL GODDARD Paul Goddard	Director

/s/ DAVID M. MADDEN David M. Madden	Director

/s/ ROBERT T. NELSEN Robert T. Nelsen	Director

/s/ CLAUDE H. NASH Claude H. Nash	Director